Exhibit 10.20

INSIGHTFUL CORPORATION

AMENDED AND RESTATED

2001 STOCK OPTION AND INCENTIVE PLAN

NOTICE OF AWARD OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the Insightful Corporation Amended and Restated 2001 Stock Option and Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Award and in the Terms and Conditions of Restricted Stock Units (the “Agreement”), attached hereto as Appendix A.

Name: [insert name] (the “Employee”)

You have been granted the right to receive Restricted Stock Units, subject to the terms and conditions of the Plan, the Agreement and this Notice of Award as follows:

Award Number	______
Date of Award	______
Vesting Commencement Date	______
Total Number of Restricted Stock Units	______

Vesting Schedule:

One-fourth (1/4th) of the Restricted Stock Units will vest one (1) year after the Vesting Commencement Date (i.e., the first annual anniversary of the Vesting Commencement Date), and an additional one-fourth (1/4th) of the Restricted Stock Units will vest on each of the next three (3) annual anniversaries of the Vesting Commencement Date, so that 100% of the Restricted Stock Units will be vested four (4) years from the Vesting Commencement Date, subject to the following sentence (the “Original Vesting Schedule”). On any scheduled vesting date, Restricted Stock Units will not vest in accordance with any of the provisions of this Notice of Award or the Agreement unless the Employee remains a Service Provider through such vesting date. If a Change of Control occurs while the Employee is a Service Provider, then the first sentence of this paragraph shall be deemed replaced by the following (which shall be applied both retroactively and prospectively): One-thirty-sixth (1/36th) of the Restricted Stock Units will vest each month after the Vesting Commencement Date on the same day of the month as the Vesting Commencement Date, so that 100% of the Restricted Stock Units will be vested three (3) years from the Vesting Commencement Date, subject to the last sentence of this paragraph (the “Change of Control Vesting Schedule”). The additional Restricted Stock Units that vest as a result of the preceding sentence and are attributable to the period prior to the date of the Change of Control shall be considered to have vested as of the date of the Change of Control and shall be paid as soon as administratively practicable following such date, subject to paragraph 6 of the Agreement. In the event the Employee ceases to be a Service Provider for any or no reason (including death or Disability) before the Employee vests in the right to acquire the Shares to be issued pursuant to the Agreement, the Restricted Stock Unit and the Employee’s right to acquire any Shares hereunder will immediately terminate.

For purposes of this Notice of Award and the Agreement:

a.	“Committee” means the Compensation Committee consisting of the board of directors (the “Board”) of TIBCO Software Inc. (“TIBCO”) or a subcommittee thereof or such other committee as may be designated by the Board to administer the Plan.

b.	“Disability” means a permanent disability in accordance with a policy or policies established by TIBCO from time to time.

c.	“Fair Market Value” means the closing per share selling price for Shares for the date of grant on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported. If the Shares are not listed for trading on a national securities exchange, the fair market value of Shares shall be determined in good faith by the Committee. Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by TIBCO in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

d.	“Service Provider” means an Employee or Consultant.

e.	“Shares” means the common stock, par value $0.001 per share, of TIBCO.

f.	“Tax Obligations” means income tax and social insurance contribution, payroll tax, payment on account, or other tax-related withholding obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, national, state, foreign and local taxes (including the Participant’s FICA obligation) that are required to be withheld by TIBCO or the employing employer or Subsidiary, (b) the Participant’s and, to the extent required by TIBCO (or the employing employer or Subsidiary), TIBCO’s (or the employing employer or Subsidiary) fringe benefit tax liability, if any, associated with the grant, vesting, exercise or sale of Shares, and (c) any other TIBCO (or the employing employer or Subsidiary) taxes the responsibility for which the Participant has agreed to bear with respect to such Award (including the exercise thereof or issuance of Shares thereunder).

By signing below, you acknowledge that this award of Restricted Stock Units is granted under and governed by the Terms and Conditions of the Plan and the Agreement, both of which are made a part of this document. By signing this Notice of Award, the Employee represents that he or she has reviewed the Plan, the Agreement and this Notice of Award in their entirety and fully understands all provisions of the Plan, the Agreement and this Notice of Award.

EMPLOYEE:

Signature

Print Name

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1. Award. TIBCO Software Inc. (“TIBCO”) hereby grants to the Employee under the Plan an award of Restricted Stock Units, subject to all of the terms and conditions in this Agreement (including Exhibit A hereto), the attached Notice of Award and the Plan. If and when any Restricted Stock Units are paid to the Employee, par value for the Shares issued will be deemed paid by the Employee by past services rendered by the Employee.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it becomes vested. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 3 and 4, the Employee will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of TIBCO, payable (if at all) only from the general assets of TIBCO. Payment of any vested Restricted Stock Units will be made in whole Shares only.

3. Vesting Schedule. Subject to paragraphs 4 and 5, the Restricted Stock Units awarded by this Agreement and the attached Notice of Award will vest in the Employee according to the vesting schedule set forth on the attached Notice of Award. Restricted Stock Units shall not vest in the Employee in accordance with any of the provisions of this Agreement unless the Employee remains a Service Provider through the applicable vesting dates, except as otherwise provided in paragraph 4.

4. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the Employee ceasing to be a Service Provider (provided that such cessation is a “separation from service” within the meaning of Section 409A, as determined by TIBCO), other than due to death, and if (x) the Employee is a “specified employee” within the meaning of Section 409A at the time of such cessation and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to the Employee on or within the six (6) month period following the date the Employee ceases to be a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of such cessation, unless the Employee dies during such six (6) month period, in which case, the Restricted Stock Units will be paid to the Employee’s estate as soon as practicable following his or her death, subject to paragraph 8. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5. Forfeiture upon Termination of Service. Notwithstanding any contrary provision of this Agreement or the attached Notice of Award, if the Employee ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement and the attached Notice of Award will thereupon be forfeited at no cost to TIBCO and the Employee will have no further rights thereunder.

6. Payment after Vesting. Any Restricted Stock Units that vest in accordance with paragraph 3 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in whole Shares as soon as administratively practicable after vesting, subject to paragraph 8 and the other provisions of this Agreement, but in no event later than the date that is two-and-one-half months from the end of TIBCO’s tax year that includes the vesting date. Any Restricted Stock Units that vest in accordance with paragraph 4 will be paid to the Employee at the time(s) provided in paragraph 4, subject to paragraph 8 and the other provisions of this Agreement.

7. Payments after Death. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the Employee’s beneficiary or beneficiaries. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with TIBCO. If no beneficiary was designated or if no designated beneficiary survives the recipient, then any Stock Unit Award that becomes payable after the recipients’ death shall be distributed to the recipient’s estate.

8. Withholding of Taxes. Regardless of any action TIBCO or the Employee’s employer (the “Employer”) takes with respect to any or all Tax Obligations, the Employee acknowledges that the ultimate liability for all Tax Obligations legally due by the Employee is and remains the Employee’s responsibility and that TIBCO and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including the award of Restricted Stock Units, the vesting of Restricted Stock Units, the issuance of Shares in settlement of Restricted Stock Units, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the award or any aspect of the Restricted Stock Units to reduce or eliminate the Employee’s liability for Tax Obligations.

Prior to the issuance of Shares upon vesting of Restricted Stock Units, the Employee shall pay, or make adequate arrangements satisfactory to TIBCO or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of TIBCO and/or the Employer. In this regard, the Employee authorizes TIBCO or the Employer to withhold all applicable Tax Obligations legally payable by the Employee from the Employee’s wages or other cash compensation payable to the Employee by TIBCO or the Employer. Alternatively, or in addition, if permissible under local law, TIBCO or the Employer may, in their sole discretion, (i) sell or arrange for the sale of Shares to be issued on the vesting of Restricted Stock Units to satisfy the withholding or payment on account obligation, and/or (ii) withhold in Shares, provided that TIBCO and the Employer shall withhold only the amount of Shares necessary to satisfy the minimum withholding amount. The Employee shall pay to TIBCO or to the Employer any amount of Tax Obligations that TIBCO or the Employer may be required to withhold as a result of the Employee’s receipt of Restricted Stock Units, the vesting of Restricted Stock Units, or the issuance of Shares in settlement of vested Restricted Stock Units that cannot be satisfied by the means previously described. TIBCO may refuse to deliver Shares to the Employee if the Employee fails to comply with the Employee’s obligation in connection with the Tax Obligations as described herein.

9. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of TIBCO in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of TIBCO or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of TIBCO with respect to voting such Shares and receipt of dividends and distributions on such Shares.

10. No Effect on Employment. The terms of the Employee’s employment with his or her Employer are governed by applicable local law and any relevant employment agreement. This Agreement and the attached Notice of Award do not constitute an express or implied promise of continued employment for any period of time. The Employee may terminate his or her employment and the Employer may terminate the Employee’s employment in accordance with applicable local law and any relevant employment agreement.

11. Acknowledgment of Nature of Award. In accepting the award of Restricted Stock Units, the Employee acknowledges that:

(a) the Plan is established voluntarily by TIBCO, it is discretionary in nature and may be modified, amended, suspended or terminated by TIBCO at any time, as provided in the Plan;

(b) the award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of TIBCO;

(d) the Employee’s participation in the Plan is voluntary;

(e) Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to TIBCO or to the Employer, and Restricted Stock Units are outside the scope of the Employee’s employment contract, if any;

(f) Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) neither the award of Restricted Stock Units nor any provision of this Agreement, the attached Notice of Award, the Plan or the policies adopted pursuant to the Plan confer upon the Employee any right with respect to employment or continuation of current employment, and in the event that the Employee is not an employee of TIBCO, Restricted Stock Units shall not be interpreted to form an employment contract or relationship with TIBCO;

(h) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i) if the Employee receives Shares, the value of such Shares acquired on vesting of Restricted Stock Units may increase or decrease in value;

(j) no claim or entitlement to compensation or damages arises from termination of Restricted Stock Units, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Restricted Stock Units or Shares received upon vesting of Restricted Stock Units resulting from termination of the Employee’s employment by the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases TIBCO and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the attached Notice of Award, the Employee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(k) in the event of involuntary termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to receive Restricted Stock Units and vest under the Plan, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Employee’s right to receive Shares pursuant to the Restricted Stock Units after termination of employment, if any, will be measured by the date of termination of the Employee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of the award of Restricted Stock Units.

12. Address for Notices. Any notice to be given to TIBCO under the terms of this Agreement and the attached Notice of Award will be addressed to TIBCO, in care of Shareholder Services, TIBCO Software Inc., 3303 Hillview Avenue, Palo Alto, California, 94304, or at such other address as TIBCO may hereafter designate in writing.

13. Award is Not Transferable. Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will, by the laws of descent or distribution, or to a Service Provider’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child, support, alimony payments or marital property rights. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of Restricted Stock Units, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, Restricted Stock Units granted herein and the rights and privileges conferred hereby immediately will become null and void.

14. Binding Agreement. Subject to the limitation on the transferability of Restricted Stock Units contained herein, this Agreement and the attached Notice of Award will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15. Additional Conditions to Issuance of Stock. If at any time TIBCO will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Employee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to TIBCO. TIBCO will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

16. Plan Governs. This Agreement and the attached Notice of Award are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. In the event of a conflict between one or more provisions of the attached Notice of Award and one or more provisions of the Plan, the provisions of the Plan will govern.

17. Committee Authority. The Committee will have the power to interpret the Plan, this Agreement and the attached Notice of Award and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, TIBCO and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement and the attached Notice of Award.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19. Agreement Severable. In the event that any provision in this Agreement or the attached Notice of Award will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement or the attached Notice of Award.

20. Modifications to the Agreement. This Agreement and the attached Notice of Award constitute the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement or the attached Notice of Award in reliance on any promises, representations, or inducements other than those contained herein and therein. Modifications to this Agreement, the attached Notice of Award or the Plan can be made only in an express written contract executed by a duly authorized officer of TIBCO. Notwithstanding anything to the contrary in the Plan, this Agreement or the attached Notice of Award, TIBCO reserves the right to revise this Agreement or the attached Notice of Award as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this award of Restricted Stock Units.

21. Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Unit award, the Employee expressly warrants that he or she has received a conditional right to receive Shares issued under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by TIBCO at any time.

22. Electronic Delivery. TIBCO may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by TIBCO or another third party designated by TIBCO.

23. Data Privacy Notice and Consent. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Agreement by and among, as applicable, the Employer, TIBCO, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

The Employee understands that TIBCO and the Employer may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in TIBCO, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Employee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Employee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country. The Employee understands that the Employee may request a list with the names and addresses of any potential recipients of the Data by contacting the Employee’s local human resources representative. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of the Restricted Stock Units may be deposited. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local human resources representative. The Employee understands that refusal or withdrawal of consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that the Employee may contact the Employee’s local human resources representative.

24. Language. If the Employee has received this Agreement, the attached Notice of Grant or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.

25. Notice of Governing Law. This Agreement and the attached Notice of Award shall be governed by the laws of the State of Washington, U.S.A., without regard to its principles of conflict of laws. For purposes of litigating any dispute that arises under this award of Restricted Stock Units, this Agreement or the attached Notice of Award, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts of the United States for the Northern District of California, and no other courts where this award of Restricted Stock Units is made and/or to be performed.